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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                              Electro-Sensors, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   285233 10 3
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]    Rule 13d-1(b)
          [ ]    Rule 13d-1(c)
          [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
                                                         SCHEDULE 13G
-----------------------------------------------                                      -----------------------------------------
CUSIP NO. 285233 10 3                                                                PAGE 2 OF 5 PAGES
-----------------------------------------------                                      -----------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Electro-Sensors, Inc. Employee Stock Ownership Trust
              41-0943459
------------- ----------------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                     (a) [ ]
                                                                                                                      (b) [ ]

------------- ----------------------------------------------------------------------------------------------------------------
3             SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------- ----------------------------------------------------------------------------------------------------------------
        NUMBER OF         5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  179,174
        OWNED BY          --------- ------------------------------------------------------------------------------------------
          EACH            6         SHARED VOTING POWER
       REPORTING
         PERSON                     0
          WITH            --------- ------------------------------------------------------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    179,174
                          --------- ------------------------------------------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
------------- ----------------------------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              179,174
------------- ----------------------------------------------------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]


------------- ----------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.7%
------------- ----------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              EP
------------- ----------------------------------------------------------------------------------------------------------------

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Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)    NAME OF ISSUER:

             Electro-Sensors, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             6111 Blue Circle Drive
             Minnetonka, MN 55343-9108

ITEM 2(a)    NAME OF PERSON FILING:

             See Cover Page Item 1

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             6111 Blue Circle Drive
             Minnetonka, MN 55343-9108

ITEM 2(c)    CITIZENSHIP:

             See Cover Page Item 4

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(e)    CUSIP NO.:

             See Cover Page

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the
                     Exchange Act.

             (b) [ ] Bank as defined in Section 3(a)(b) of the Exchange Act.

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

             (d) [ ] Investment company registered under Section 8 of the
                     Investment Company Act.

             (e) [ ] An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E).

             (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

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             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

             (h) [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

             (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4       OWNERSHIP

             See Cover Page Items 5 through 11

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             Not applicable

ITEM 10  CERTIFICATIONS:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 6, 2002
                                       -----------------------------------------
                                                     (Date)

                                       ELECTRO-SENSORS, INC. EMPLOYEE
                                       STOCK OWNERSHIP TRUST


                                       By: /s/ Peter R. Peterson
                                          --------------------------------------
                                          Peter R. Peterson, Trustee


                                       By: /s/ Brad Slye
                                          --------------------------------------
                                          Bradley D. Slye, Trustee